March 28, 1997


Dear Fellow Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held on Wednesday, May 14, 1997, in the Sixth Floor Auditorium, The Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois. The meeting will begin at 9:15 a.m. Chicago time. The attached Notice of Annual Meeting and proxy statement set forth and describe the items to be covered.

If you wish to attend the meeting, please let us know by marking the designated box on the enclosed proxy card. Whether or not you plan to attend the meeting, we ask that you execute and return the proxy in the envelope provided. If you then attend the meeting, you may, in your discretion, withdraw your proxy and vote in person. In any case, please vote. Your participation in our meeting is important to us.


Sincerely,

/s/  William C. Foote
---------------------
William C. Foote,
Chairman of the Board

125 South Franklin Street      USG Corporation            Chicago, IL 60606-4678


                            NOTICE OF ANNUAL MEETING
                                 OF STOCKHOLDERS

         The annual meeting of stockholders of USG Corporation will be held in the Sixth Floor Auditorium, The Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois on Wednesday, May 14, 1997, at 9:15 a.m., Central Daylight Time, for the following purposes:

     1. To elect four directors for a term of three years, pursuant to the Corporation's by-laws.

     2. To consider approval of the Omnibus Management Incentive Plan.

     3. To consider ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1997.

     4. To transact such other business as may properly come before the meeting.

         Pursuant to a provision in the Corporation's by-laws, any matter to be presented at the meeting for consideration and with a view to obtaining a vote thereon must be introduced by a motion, and any such motion must be seconded before consideration of it may begin or before a vote on it may be obtained.

         The Board of Directors has fixed the close of business on March 19, 1997, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

         A list of stockholders entitled to vote at the meeting and the number of shares registered in the name of each will be available for examination by any stockholder at the office of the Corporate Secretary of the Corporation, 125 South Franklin Street, Chicago, Illinois during ordinary business hours beginning April 30, 1997, and running through the time of the meeting.

                                         By order of the Board of Directors


                                         Dean H. Goossen
                                         Corporate Secretary

Chicago, March 28, 1997

                    IMPORTANT -- PLEASE SIGN, DATE AND RETURN
                         THE ENCLOSED PROXY PROMPTLY IN
                             THE ENCLOSED ENVELOPE.

                            PROXY STATEMENT AND PROXY

         This proxy statement has been prepared by the management of USG Corporation (the "Corporation"). It is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of the Corporation to be held on May 14, 1997, and any adjournment thereof. The notice of the meeting accompanies this proxy statement. The Corporation intends to commence distribution of this proxy statement together with notice, proxy, and other accompanying materials, on or about March 28, 1997.

         The Board of Directors has selected the close of business on March 19, 1997 (the "Record Date"), as the time for determining the holders of record of the Corporation's common stock, par value $0.10 per share ("Common Stock"), entitled to notice of and to vote at the annual meeting or any adjournment thereof. On the Record Date, the Corporation had outstanding 45,989,674 shares of Common Stock, and those are the only securities of the Corporation entitled to vote at the annual meeting or any adjournment thereof. A majority of the shares entitled to vote at the meeting will constitute a quorum for the transaction of business.

         Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. The affirmative vote of the holders of a majority of the stock entitled to vote and present in person or represented by proxy is required for election of directors and for ratification of the appointment of independent public accountants. Broker non-votes (i.e., the failure to vote shares held of record by nominees due to a lack of both discretionary authority and instructions from the beneficial owners) with respect to any matter are not considered part of the "voting power present" with respect to such matter and will not affect the outcome of the vote on such matter. Abstentions are not treated as votes cast for or against the election of directors or a particular matter, as the case may be, but they are treated as part of the "voting power present" with respect to such matter and therefore have the same legal effect as a vote against such matter.

         Any person giving a proxy may revoke it at any time before it has been voted by (i) giving written notice of revocation to the Corporate Secretary of the Corporation, (ii) submitting to the Corporation a valid proxy voting the same shares and having a later date, or (iii) voting by ballot at the annual meeting.

         All proxies received (and not revoked) pursuant to this solicitation will be voted by the individuals named in the proxy as indicated below, except as to matters where authority to vote is specifically withheld and except as to matters on which the person solicited specifies a choice, in which case the proxy will be voted in accordance with such specification. If no instructions are given and authority is not withheld, the individuals named in the proxy solicited by the Board of Directors intend to vote for the nominees for election as directors named below; for approval of the Omnibus Management Incentive Plan; and for ratification of the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1997.

         The Northern Trust Company, as trustee of the USG Corporation Investment Plan, held of record 527,207 shares of Common Stock as of December 31, 1996, or approximately 1.1% of the total of such shares outstanding. All shares so held by the Trustee on the Record Date will be voted in accordance with instructions given by Plan participants. Shares as to which no instructions are received will be voted by the Trustee in the same proportions as those shares for which instructions are received.

         Except as otherwise expressly indicated, all information in this proxy statement is provided as of March 19, 1997.

                             PRINCIPAL STOCKHOLDERS

         The following table lists the beneficial ownership of Common Stock as of December 31, 1996 with respect to all persons known by the Corporation to be the beneficial owner of more than 5% of the Common Stock outstanding on such date. The information shown was provided by the respective persons pursuant to Schedules 13G filed with the Securities and Exchange Commission.

    Name and Address                                           Amount of
    of Beneficial Owner                                  Beneficial Ownership          Percent of Class
    -------------------                                  --------------------          ----------------

    Neuberger & Berman, LLC (a)                               6,528,252                    14.29%
    605 Third Avenue
    New York, NY   10158

    J. P. Morgan & Co., Incorporated (b)                      5,150,322                    11.2%
    60 Wall Street
    New York, NY  10260

    FMR Corp. (c)                                             3,963,100                     8.68%
    82 Devonshire Street
    Boston, MA  02109

    Glickenhaus & Co. (d)                                     2,534,250                     5.5%
    6 East 43rd Street
    New York, NY   10017


(a) Neuberger & Berman, LLC reported that it had sole power to vote 868,305 shares, shared power to vote 3,544,800 shares, sole power to dispose of no shares, and shared power to dispose of 6,528,252 shares.

(b) J. P. Morgan & Co., Incorporated, a parent holding company, reported that it and its subsidiaries Morgan Guaranty Trust Company of New York, a bank, and J.
P. Morgan Investment Management, Inc. and J. P. Morgan Florida Federal Savings Bank, investment advisors, were the beneficial owners of 5,150,322 shares, with sole power to vote 3,625,512 shares, shared power to vote 35,360 shares, sole power to dispose of 5,106,587 shares, and shared power to dispose of 43,235 shares. The response to Item 6 (Ownership of more than 5 percent on behalf of another person) of its Schedule 13G reads as follows: "Virtually all of our accounts involve outside persons who have the right to receive or direct the receipt of dividends from, or the proceeds from the sale of, securities in such accounts with respect to the class of securities which are the subject of this report. However, no such person's rights relate to more than five percent of the class, unless such person is identified below." (No person or persons were so identified.)

(c) FMR Corp. reported that Fidelity Management & Research Company ("Fidelity"), an investment advisor and a wholly owned subsidiary of FMR Corp., through certain funds advised by it, was the beneficial owner of 3,963,100 shares, and that Fidelity Magellan Fund, a fund advised by Fidelity, was the beneficial owner of 2,813,000 shares. According to its Schedule 13G, FMR Corp. and its Chairman, Edward C. Johnson 3d, through their control of Fidelity, and the funds advised by Fidelity each had sole power to dispose of the 3,963,000 shares owned by such funds; sole power to vote such shares was held by such funds' respective boards of trustees; Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., own 12.0% and 24.5%, respectively, of the aggregate outstanding voting stock of FMR Corp., and various Johnson family members own FMR Corp. voting common stock; and these Johnson family members, through their ownership of voting common stock and the execution of a family shareholders' voting agreement, form a controlling group with respect to FMR Corp.

(d) Glickenhaus & Co., an investment advisor, reported that it was the beneficial owner of 2,534,250 shares, having sole voting power with respect to 1,625,400 shares and sole dispositive power with respect to 2,534,250 shares.

                       ITEM NO. 1 -- ELECTION OF DIRECTORS

    On May 6, 1993, the Corporation completed a comprehensive restructuring of its debt (the "Restructuring") through implementation of a "prepackaged" plan of reorganization under the federal bankruptcy laws (the "Prepackaged Plan"). Under the Prepackaged Plan, five new directors were nominated to the Board of Directors by various classes of the Corporation's creditors. Of the five new directors (the "New Directors"), two, Messrs. Crutcher and Lesser, were nominated by a committee representing holders of the Corporation's senior subordinated debentures which were converted into Common Stock under the Prepackaged Plan (each a "Senior Subordinated Director"); two were nominated by Water Street Corporate Recovery Fund I, L. P., a limited partnership which has subsequently distributed its holdings in the Corporation's common stock to its partners and waived its contractual rights to representation on the Board of Directors; and one, Mr. Brown, was nominated by a committee representing holders of the Corporation's junior subordinated debentures which were converted into Common Stock and warrants exercisable for shares of Common Stock at the rate of one warrant for one share (the "Warrants") under the Prepackaged Plan (a "Junior Subordinated Director"). The Prepackaged Plan also provided that two New Directors be appointed to the Finance Committee of the Board of Directors and that the Finance Committee be comprised of four non-employee directors, two of whom shall be New Directors, through June 22, 1997.

    As the respective terms of office of the remaining three New Directors expire, the Prepackaged Plan provides that each such New Director will be renominated. If a New Director declines or is unable to accept such nomination, or in the event a New Director resigns during his term or otherwise becomes unable to continue his duties as a director, such New Director shall recommend his successor to the Committee on Directors of the Board. In the event of the death or incapacity of a New Director, his successor shall be recommended, in the case of a Senior Subordinated Director, by the remaining Senior Subordinated Director, and in the case of a Junior Subordinated Director, by the remaining New Directors. Any such nominee shall be subject to approval by the Committee on Directors and the Board, which approval shall not be unreasonably withheld.

    Until June 22, 1997, the time at which the director nomination and selection procedures established by the Prepackaged Plan terminate, no more than two employee directors may serve simultaneously on the Board. An "employee director" is defined for this purpose as any officer or employee of the Corporation or any direct or indirect subsidiary, or any director of any such subsidiary who is not also a director of the Corporation. At present, Mr. Foote is the sole employee director.

    The Board of Directors of the Corporation is divided into three classes of four each. Each class is elected for a three-year term. One class will be elected at the annual meeting of stockholders on May 14, 1997. The remaining classes will be elected in 1998 and 1999, respectively.

    The four candidates nominated by the Board of Directors for election as directors at the annual meeting of stockholders on May 14, 1997, are identified below. One of the nominees, Keith A. Brown, is a New Director and has been nominated pursuant to the requirements of the Prepackaged Plan described above. If any nominee identified below should for any reason become unavailable prior to such meeting, which the Board of Directors does not anticipate, the Board of Directors prior to such meeting will nominate a new candidate in place of any such person (which, in the case of Mr. Brown's unavailability, would be a candidate recommended by Messrs. Crutcher and Lesser), and vote in favor of the new candidate all shares represented by proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld.

    A provision in the Corporation's by-laws requires that a person serving both as a director and an officer shall not continue to serve as a director beyond the date such person ceases to be an officer. Another by-law provision requires that a director who is not an officer or employee leave the Board at the end of the first annual meeting of stockholders following such director's 70th birthday.

    Information shown for nominees and directors has been furnished to the Corporation by such nominees and directors.


                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                     FOR A THREE-YEAR TERM TO EXPIRE IN 2000

     KEITH A. BROWN, 45, President (since 1987) of Chimera Corporation, a private management holding company. Mr. Brown is a director of Morgan FunShares, Inc., a closed-end investment company. Mr. Brown has been a director of the Corporation since May 1993 and he is a member of the Board's Audit, Compensation and Organization and Public Affairs Committees.

    JAMES C. COTTING, 63, retired Chairman (1987-1996) and Chief Executive Officer (1987-1995) of Navistar International Corporation, truck and diesel engine manufacturing and financial services. Mr. Cotting is a director of Asarco Incorporated and The Interlake Corporation. He is a member of the Board of Governors of the Chicago Stock Exchange. Mr. Cotting has been a director of the Corporation since October 1987, is a member of the Board's Executive and Public Affairs Committees, and is Chairman of its Finance Committee.

     W. DOUGLAS FORD, 53, Executive Vice President (since 1993) of Amoco Corporation; formerly President (1992-1993) and Executive Vice President (1991-1992) of Amoco Oil Company. Mr. Ford was elected a director of the Corporation in November 1996 and is a member of the Board's Public Affairs Committee.

    JOHN B. SCHWEMM, 62, retired Chairman (1983-1989) and Chief Executive Officer (1983-1988) of R.R. Donnelley & Sons Company, commercial and financial printing. He serves as a director of Walgreen Co. and William Blair Mutual Funds; he also serves as a Life Trustee of Northwestern University and is Chairman of the Illinois Chapter of the American Liver Foundation. Mr. Schwemm has been a director of the Corporation since May 1988 and is a member of the Board's Executive and Compensation and Organization Committees, and is Chairman of its Audit Committee.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS
        The Board of Directors recommends a vote FOR the election of the nominees listed above.


                      Directors Whose Term Expires in 1998

    W.H. CLARK, 64, formerly Chairman of the Board (1984-1994), Chief Executive Officer (1982-1994) and President (1982-1990) of Nalco Chemical Company of Naperville, Illinois, specialized chemicals and technology. He is a director of Bethlehem Steel Corporation, Ultramar Diamond Shamrock Corporation, James River Corporation, Merrill Lynch Corporation, Millenium Chemicals, Inc., and Nicor Corporation. Mr. Clark has been a director of the Corporation since August 1985, is a member of the Board's Executive, Audit and Compensation and Organization Committees and is Chairman of its Committee on Directors.

     LAWRENCE M. CRUTCHER, 54, Managing Director (since 1990) of Veronis, Suhler & Associates, investment bankers. Mr. Crutcher has been a director of the Corporation since May 1993 and is a member of the Board's Finance Committee, Committee on Directors and Public Affairs Committee.

    WILLIAM C. FOOTE, 46, Chairman (since April 1996),  President (since January
1994) and Chief Executive Officer (since January 1996); President and Chief Operating Officer (January 1994-December 1995); President and Chief Executive Officer, USG Interiors, Inc. (January 1993-December 1993); President and Chief Executive Officer, L&W Supply Corporation (September 1991-December 1993). He joined the Corporation in January 1984 and was appointed Vice President, Strategic Planning and Corporate Development, USG Corporation in March 1985. Mr. Foote is a director of GATX Corporation and Walgreen Co. He also serves as a director of Northwestern Memorial Hospital, as a trustee of the Museum of Science and Industry, and as a member of the INROADS Joint Advisory Council. He has been a director of the Corporation since March 1994 and is Chairman of the Board's Executive Committee.

    JUDITH A. SPRIESER, 43, Senior Vice President and Chief Financial Officer (since 1994) of Sara Lee Corporation, packaged food and consumer products. Ms. Sprieser has been with Sara Lee Corporation since 1987 and served as President and Chief Executive Officer (1993- 1994) and Chief Financial Officer (1990-1993) of Sara Lee Bakery, North America. She has been a director of the Corporation since February 1994 and is a member of the Board's Audit Committee, Committee on Directors and Compensation and Organization Committee.

                      Directors Whose Term Expires in 1999

    ROBERT L. BARNETT, 56, President, Land Mobile Products Sector, Motorola Corporation (since March 1997); Vice President and General Manager, iDEN Group, Motorola Corporation (1995-1997); private consultant, international telecommunications (1993-1994); formerly Vice Chairman of Ameritech (1991-1992) and President of the Ameritech Bell Group (1989-1992), communications and information services, which includes eight wholly owned subsidiaries of American Information Technologies Corporation (Ameritech) and the Bell Group staff. He is a director of Johnson Controls, Inc. and is a member of the Advisory Council of the Robert R. McCormick School of Engineering and Applied Science at Northwestern University and of the Illinois University Electrical Engineering and Computer Science Industrial Advisory Board. He is affiliated with the Institute of Electrical and Electronics Engineers. Mr. Barnett has been a director of the Corporation since May 1990. He is a member of the Board's Audit and Compensation and Organization Committees and Committee on Directors.

    DAVID W. FOX, 65, formerly Chairman and Chief Executive Officer (1990-1995) and President (1987-1993) of Northern Trust Corporation and The Northern Trust Company, banking and financial services. Mr. Fox is a past director of The Federal Reserve Bank of Chicago and the Chicago Central Area Committee. He is a Governor and current Chairman of the Chicago Stock Exchange, director and past Chairman of Northwestern Memorial Hospital, and a trustee of the Adler Planetarium, The Orchestral Association, and DePaul University. Mr. Fox has been a director of the Corporation since May 1987, is a member of the Board's Executive and Finance Committees and Committee on Directors, and is Chairman of its Compensation and Organization Committee.

     PHILIP C. JACKSON, JR., 68, formerly Vice Chairman and a director of Compass Bank, Birmingham, Alabama, and of its parent company, Compass Bancshares (1980-1989), banking and financial services; currently Adjunct Professor, Birmingham-Southern College, Birmingham, Alabama (since January 1989). Mr. Jackson was a member (April 1990-April 1993) of the Thrift Depositors Protection Oversight Board, Washington, D.C. He serves as a Director of Saul Centers, Inc. and International Realty Corp. Mr. Jackson is Trustee, Birmingham - Southern College, Birmingham, Alabama. He has been a director of the Corporation since May 1979, is a member of the Board's Executive Committee and Committee on Directors, and is Chairman of its Public Affairs Committee.

     MARVIN E. LESSER, 55, Managing Partner (since 1993) of Sigma Partners, L.P., a private investment partnership. Mr. Lesser has also been a private consultant since 1992. He was Managing Partner (1989-1994) of Cilluffo Associates, L.P., a private investment partnership, and a director (1989-1991) of Amdura Corporation. Mr. Lesser is a director and past Chair of the Seacoast Area Chapter (New Hampshire and Maine) of the American Red Cross. He has been a director of the Corporation since May 1993 and is a member of the Board's Audit and Finance Committees and Committee on Directors.

    The Board of Directors held six meetings during 1996 and the standing committees of the Board of Directors held an aggregate of 30 meetings during that year. Each director attended at least 75% of the aggregate number of meetings in 1996 of the Board of Directors and the Board committees on which he or she served.


Committees of the Board of Directors

    The Board of Directors has established an Executive Committee, consisting of Mr. Foote, as Chairman, and Messrs. Clark, Cotting, Fox, Jackson and Schwemm, which, to the extent permitted by law, is authorized to exercise the power of the Board with respect to the management of the business and affairs of the Corporation between Board meetings. The Executive Committee held two meetings in 1996. The other standing committees of the Board of Directors are the Audit, Compensation and Organization, Finance and Public Affairs Committees and the Committee on Directors.

     The Audit Committee has ongoing responsibilities with respect to adequacy of financial reporting, compliance with corporate policies, and the efficacy of corporate controls. These responsibilities include providing reasonable assurance to the Board of Directors that the Corporation's financial disclosure fairly portrays its financial condition, results of operations, and long-term plans and commitments and that there has been substantial compliance with corporate policies applicable to business conduct. The Committee also monitors the Corporation's system of internal controls for adequacy and implementation. It selects and employs a firm of certified public accountants (which selection and employment is subject to ratification by stockholders). It confers with the auditors regarding the scope of the audit and other services and the cost thereof and reviews with the auditors the findings disclosed during the audit, including matters relating to internal controls, the internal auditing function, accounting policies and financial reporting. The Committee members are John B. Schwemm, Chairman, Robert L. Barnett, Keith A. Brown, W.H. Clark, Marvin E. Lesser, and Judith A. Sprieser. The Audit Committee held three meetings during 1996.

    The Compensation and Organization Committee reviews and makes recommendations to the Board of Directors with respect to management organization, succession and development programs, and the election of Corporation officers. The Committee reviews and approves Corporation officers' salaries, incentive compensation, and bonus awards. The Committee, or a subcommittee thereof, also makes the decisions required by a committee of the Board of Directors under all stock option and restricted and deferred stock plans which the Corporation has adopted or may adopt and approves and reports to the Board of Directors changes in salary ranges for all major position categories and changes in Corporation retirement plans, group insurance plans, investment plans, and management incentive compensation, bonus, and other benefit plans. The members of the Committee are David W. Fox, Chairman, Robert
L. Barnett, Keith A. Brown, W. H. Clark, John B. Schwemm and Judith A. Sprieser. The Compensation and Organization Committee held five meetings during 1996.

    The Finance Committee reviews all of the Corporation's significant financial matters, including strategies, policies and transactions contemplated by the Corporation. It provides review and oversight of and makes recommendations to the Board of Directors on the Corporation's financing requirements and programs to obtain funds; forecasting procedures on revenues, expenses, earnings, and cash flow; operating and capital expenditures budgets; relationships and communications with banks and other lenders and creditors; and adoption of any stock-based or significant cash compensation plan for key employees (other than an annual cash bonus plan consistent with past practice). The Committee reports periodically to the Board on the funding and investment performance of qualified pension plans of the Corporation and its subsidiaries and authorizes necessary or desirable changes in actuarial assumptions for funding those pension plans. The Committee also considers such other matters as may be referred to it from time to time by the Board. The Committee members are James C. Cotting, Chairman, Lawrence M. Crutcher, David W. Fox and Marvin E. Lesser. The Finance Committee held eight meetings during 1996.

    The Public Affairs Committee reviews and recommends policies and programs important to the Corporation's position with those various publics whose understanding and goodwill are necessary to the Corporation's success. It reports periodically to the Board on the Corporation's activities in fulfilling its social responsibilities and complying with public policy. The members of the Committee are Philip C. Jackson, Jr., Chairman, Keith A. Brown, James C. Cotting and Lawrence M. Crutcher. The Committee held three meetings in 1996.

     The Committee on Directors makes recommendations to the Board of Directors concerning the size and composition of the Board and committees of the Board, recommends nominees for election or reelection as directors, and considers other matters pertaining to Board membership such as retirement policy and compensation of non-employee directors. The members of the Committee are W. H. Clark, Chairman, Robert L. Barnett, Lawrence M. Crutcher, David W. Fox, Philip
C. Jackson, Jr., Marvin E. Lesser and Judith A. Sprieser. The Committee held four meetings during 1996.

    The Committee on Directors will consider recommendations from Corporation stockholders of director nominee candidates. Such recommendations must be in writing and must include a brief account of the individual's business experience during the past five years, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which that individual is a director. Such recommendations should be sent to the Committee on Directors, attention of the Corporate Secretary, at the principal office of the Corporation. Recommendations may be submitted at any time but will not be considered by the Committee in connection with the annual meeting of a given year unless received on or before December 31 of the prior year.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information known to the Corporation regarding the beneficial ownership of Common Stock as of the Record Date by each current director and each of the five most highly compensated executive officers of the Corporation in 1996, and by all current directors and executive officers of the Corporation as a group (24 persons). Such information is derived from the filings made with the Securities and Exchange Commission by such persons under
Section 16(a) of the Securities Exchange Act of 1934, as amended, and subsequent information received by the Corporation. The totals include any shares which such individuals have the right to acquire within 60 days of the Record Date through the exercise of stock options or Warrants, restricted stock subject to risk of forfeiture, and any shares allocated to the accounts of those individuals through December 31, 1996 under the USG Corporation Investment Plan.

                                            Shares Beneficially       Option Shares        Total and
                                             Owned, Excluding          Exercisable         Percent of
  Name                                          Options (a)(b)        Within 60 Days        Class (e)
  ----                                      -------------------       ---------------      ------------
  Robert L. Barnett....................           1,472                       0                1,472
  Keith A. Brown.......................         136,166 (c)                   0              136,166
  W. H. Clark..........................           2,743                       0                2,743
  James C. Cotting.....................             972                       0                  972
  Lawrence M. Crutcher.................           8,942 (d)                   0                8,942
  William C. Foote.....................          47,127                 116,750              163,877
  W. Douglas Ford......................             200                       0                  200
  David W. Fox........................            1,554                       0                1,554
  Philip C. Jackson, Jr................           3,214                       0                3,214
  J. Bradford James....................          16,726                  80,000               96,726
  Arthur G. Leisten....................          10,897                  80,000               90,897
  Marvin E. Lesser.....................             952                       0                  952
  P. Jack O'Bryan......................          21,329                  70,000               91,329
  Harold E. Pendexter, Jr..............          21,933                  85,000              106,933
  John B. Schwemm......................           1,131                       0                1,131
  Judith A. Sprieser  .................             652                       0                  652

  All directors and executive
  officers as a group (24 persons),
  including those directors and
  executives named above..............          328,353                 787,118            1,115,472


     (a) Includes Warrants that are currently exercisable, as follows: Mr. Brown, 16,458 Warrants; Mr. Jackson, 879 Warrants; Mr. James, 69 Warrants; Mr. O'Bryan, 831 Warrants; Mr. Pendexter, 619 Warrants; Mr. Schwemm, 25 Warrants. Warrants held by directors and executive officers as a group totaled 19,207.

     (b) Includes restricted stock granted in 1996 and 1997 to executive officers and subject to risk of forfeiture, as follows: Mr. Foote, 30,000 shares; Mr. James, 15,000 shares, Mr. Leisten, 10,000 shares, Mr. O'Bryan, 17,000 shares; Mr. Pendexter, 10,000 shares; all executive officers as a group:
127,200 shares.

     (c) Includes 119,256 shares held by trusts of which Mr. Brown is a trustee.

     (d) Includes 5,990 shares held by Mr. Crutcher as trustee for the benefit of his adult children in which shares he disclaims beneficial ownership.

     (e) Total beneficial ownership of 1,115,472 shares of Common Stock by members of the group identified above represents approximately 2.4% of total outstanding shares of Common Stock; no individual holding within such group exceeded approximately 0.4% of total outstanding shares.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The  discussion  that  follows  has been  prepared  based on the actual compensation paid and benefits provided by the Corporation to the five most highly compensated executive officers of the Corporation (collectively, the "Named Executives"), for services performed during 1996 and the other periods indicated. This historical data is not necessarily indicative of the compensation and benefits that may be provided to such persons in the future.



                           Summary Compensation Table

         The following table summarizes for the years indicated the compensation awarded to, earned by or paid to the Named Executives for services rendered in all capacities to the Corporation and its subsidiaries.

                                                                   Long-Term Compensation
                                                                   ----------------------
                                    Annual Compensation               Awards          Payouts
                            --------------------------------- ---------------------  ----------

                                                      Other
                                                      Annual  Restricted                          All Other
                                                      Compen-   Stock     Options/        LTIP       Compen-
     Nam invd                  Salary       Bonus     sation    Awards      SARs       Payouts     sation
Principal Position    Year       ($)       ($)(b)     ($)(c)    ($)(d)       (#)         ($)           ($)(e)
-------------------  ------ ----------  ----------  --------- ---------- ----------  -----------  ------------


Eugene B. Connolly    1996  $  171,250   $ 118,399 $  33,111          --         --          --  $   35,710
 Former Chairman of   1995     685,000     482,802    63,051          --         --          --      62,103
 the Board (retired   1994     640,000     795,366    60,757          --         --          --      69,571
 April 1, 1996)

William C. Foote      1996     500,000     477,593    59,236   $ 440,625     35,000          --      42,881
 Chairman, President  1995     373,333     285,380        --          --         --          --      35,253
 and CEO (a)          1994     335,000     467,016        --          --     50,000          --      35,238


P. Jack O'Bryan       1996     363,335     221,708        --     205,625     15,000          --      29,754
 Executive Vice       1995     310,000     181,609        --          --         --          --      25,500
 President -          1994     296,667     299,160        --          --         --          --      31,491
 Operations;
 President and CEO,
 United States Gypsum
 Company and USG
 Interiors, Inc.

J. Bradford James     1996     320,000     221,708        --     205,625     15,000          --      27,388
 Executive Vice       1995     305,000     181,609        --          --         --          --      24,817
 President -          1994     283,335     286,585        --          --         --          --      30,141
 Corporate
 Development and
 Distribution

Harold E. Pendexter,  1996     318,000     176,456        --     146,875     13,000          --      27,101
 Jr. - Senior Vice    1995     306,000     178,356        --          --         --          --      25,163
 President and        1994     290,000     293,820        --          --         --          --      30,793
 Chief Administrative
 Officer

Arthur G. Leisten     1996     308,000     176,456        --     146,875     13,000          --      26,555
 Senior Vice          1995     292,420     178,356        --          --         --          --      24,592
 President and        1994     279,000     293,820        --          --         --          --      29,717
 General Counsel




(a) Mr. Foote became President and CEO on January 1, 1996 and Chairman on April 1, 1996.

(b) Reflects payments arising from cash award opportunities under the Corporation's Annual Management Incentive Program. The amounts shown are taken into account for purposes of computing benefits under the Corporation's retirement plans.

(c) Mr. Connolly's Other Annual Compensation for 1996, 1995 and 1994 included $3,600, $1,400 and $13,800, respectively, in automobile allowance and $8,034, $17,321 and $16,394, respectively, as the estimated cost of equivalent life insurance provided by the Corporation's executive death benefit plan; Mr. Foote's Other Annual Compensation for 1996 included $14,400 in automobile allowance and $15,457 in estate planning reimbursement; no other Named Executive had perquisites and other personal benefits aggregating the lesser of either $50,000 or 10 percent of salary and bonus for 1996, 1995 or 1994.

(d) Indicated amounts arise from performance-based restricted stock awards on January 2, 1996. The number of shares of restricted stock in each award, which also constitutes each recipient's total restricted stock holdings as of December 31, 1996, and the value of such holdings on such date, are as follows: Mr. Foote, 15,000 shares, $508,125; Mr. O'Bryan, 7,000 shares, $237,125; Mr. James, 7,000 shares, $237,125; Mr. Pendexter, 5,000 shares, $169,375; and Mr. Leisten, 5,000 shares, $169,375. Such restricted stock will be eligible for any dividend paid on shares of the Corporation's common stock. In addition to such restrictive stock awards, the Named Executives other than Mr. Connolly were granted the nonqualified stock options described in the chart below titled "Option/SAR Grants in Last Fiscal Year" on January 2, 1996.

(e) All Other Compensation for the Named Executives for each year consisted solely of matching contributions from the Corporation to defined contribution plans.

                                            Option/SAR Grants In Last Fiscal Year (a)

                                                                                              Potential
                                                                                            Realizable Value
                                                                                              At Assumed
                                                                                             Annual Rates
                                                                                            of Stock Price
                                                                                             Appreciation
                                                                                              For Option
                                                 Individual Grants                              Term(c)
                          ----------------------------------------------------------     --------------------

                               Securities      % of Total
                             Underlying       Options/SARs
                           Options/SARs        Granted T     Exercise
                               Granted         Employees      Price       Expiration        5%         10%
            Name                              (#)(b)         ($/SH)          Date          ($)         ($)
            ----          ----------------     ---------     --------     ----------     --------    --------
Eugene B. Connolly . . . . . .     --                 --           --             --           --          --
William C. Foote   . . . . . . 35,000               9.74        29.40         1/2/06      647,130   1,639,960
P. Jack O'Bryan    . . . . . . 15,000               4.17        29.40         1/2/06      277,340     702,840
J. Bradford James  . . . . . . 15,000               4.17        29.40         1/2/06      277,340     702,840
Harold E. Pendexter, Jr. . . . 13,000               3.62        29.40         1/2/06      240,360     609,130
Arthur G. Leisten  . . . . . . 13,000               3.62        29.40         1/2/06      240,360     609,130


(a) No SARs were granted in 1996, and no SARs have been granted or are outstanding under any of the Corporation's long-term equity plans with outstanding awards.

(b) Options granted on January 2, 1996, at an exercise price equal to the market value of a share of Common Stock on such date. These options become exercisable on the second anniversary of the date of the grant and expire on the tenth anniversary of the date of grant except in the case of retirement, death or disability in which case they expire on the earlier of the fifth anniversary of such event or the expiration of the original option term.

(c) Assumes appreciation in value from the date of grant to the end of the option term, at the indicated rate.

Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values (a)


                      Number of                       Number of Securities Underlying   Value of Unexercised
                       Shares                          Unexercised Options/SARs        In-the-Money Options/SARs
                     Underlying                           At Fiscal Year-End             At Fiscal Year-End
                       Options          Value             ------------------             ------------------
                      Exercised       Realized       Exercisable    Unexercisable     Exercisable Unexercisable
           Name          (#)             ($)             (#)             (#)               ($)            ($)
           ----      -----------    ------------    ------------    --------------   ------------  ----------

Eugene B. Connolly (b)   100,000     $ 1,931,250          70,000                --    $ 1,649,200          --
William C. Foote          10,000         164,375         123,500            51,500      2,511,109   $ 523,953
P. Jack O'Bryan               --              --          90,000            15,000      2,120,625     142,125
J. Bradford James             --              --         100,000            15,000      2,356,250     142,125
Harold E. Pendexter, Jr.  10,000         201,875          90,000            13,000      2,120,625     123,175
Arthur G. Leisten             --              --         100,000            13,000      2,356,250     123,175


(a)     No SARs were outstanding as of December 31, 1996.

(b) In February 1994, Mr. Connolly transferred options to purchase 139,875 shares, out of his outstanding award of options to purchase 250,000 shares, to a family limited partnership of which he is the general partner. In 1996, Mr. Connolly directly exercised options for 44,050 shares and the family limited partnership exercised options for 55,950 shares. On December 31, 1996, Mr. Connolly directly held exercisable options to purchase 30,835 shares and the family limited partnership held exercisable options to purchase 39,165 shares; on that date, the values of Mr. Connolly's and the partnership's exercisable in-the-money options were $726,550 and $922,825, respectively.

Employment Agreements

     In order to assure continued availability of services of the Named Executives (other than Mr. Connolly, who retired April 1, 1996), the Corporation, or one of its subsidiaries, entered into employment agreements (the "Employment Agreements") with such Named Executives in 1993 which superseded substantially identical agreements entered into on various dates prior to 1993. The Employment Agreements have a current term expiring on December 31, 1998 and will automatically renew for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the then current term.

     The Employment Agreements provide for minimum annual salaries at the then current rate to be paid at normal pay periods and at normal intervals to such Named Executives, with the minimum annual salaries deemed increased concurrently with salary increases authorized by the Compensation and Organization Committee of the Board of Directors. The Employment Agreements require that each such Named Executive devote his full attention and best efforts during the term of such agreement to the performance of assigned duties. If a Named Executive is discharged without cause by the Corporation during the term of his Employment
Agreement, he may elect to be treated as a continuing employee under such agreement, with salary continuing at the minimum rate specified in such agreement or at the rate in effect at the time of discharge, if greater, for the balance of the term of the Employment Agreement or for a period of two years, whichever is greater. In the event of any such salary continuation, certain benefits will be continued at corresponding levels and for the same period of time. If a Named Executive becomes disabled during the term of his Employment Agreement, his compensation continues for the unexpired term of the Employment Agreement at the rate in effect at the inception of the disability. In the event of a Named Executive's death during the term of his Employment Agreement, one-half of the full rate of compensation in effect at the time of his death will be paid to his beneficiary for the remainder of the unexpired term of the Employment Agreement.

     Each such Named Executive has undertaken, during the term of his Employment Agreement and for a period of three years thereafter, not to participate, directly or indirectly, in any enterprise which competes with the Corporation or any of its subsidiaries in any line of products in any region of the United States. Each such Named Executive has also agreed not to, at any time, use for his benefit or the benefit of others or disclose to others any of the Corporation's confidential information except as required by the performance of his duties under his Employment Agreement.


Termination Compensation Agreements

     The Corporation is a party to termination compensation agreements with the Named Executives (other than Mr. Connolly, who retired April 1, 1996) which have a current term expiring on December 31, 1997, and which will automatically renew for successive two-year terms unless the Corporation elects not to renew not less than 120 days before the expiration of the then current term. A Named Executive's agreement terminates upon the earlier of his retirement or his attaining age 65.

     The agreements provide certain benefits in the event of a "change in control" and termination of employment within three years thereafter or prior to the Named Executive attaining age 65, whichever is earlier, but only if such termination occurs under one of several sets of identified circumstances. Such circumstances include termination by the Corporation other than for "cause" and termination by the Named Executive for "good reason." Each "change in control" will begin a new three-year period for the foregoing purposes. For purposes of the agreements: (i) a "change in control" is deemed to have occurred, in general, if any person or group of persons acquires beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, if there is a change in a majority of the members of the Board within a two-year period and in certain other events; (ii) the term "cause" is defined as, in general, the willful and continued failure by the Named Executive substantially to perform his duties after a demand for substantial performance has been delivered or the willful engaging of the Named Executive in misconduct which is materially injurious to the Corporation; and
(iii) "good reason" for termination by a Named Executive means, in general, termination subsequent to a change in control based on specified changes in the Named Executive's duties, responsibilities, titles, offices or office location, compensation levels and benefit levels or participation.

     The benefits include payment of full base salary through the date of termination at the rate in effect at the time of notice of termination, payment of any unpaid bonus for a past fiscal year and pro rata payment of bonus for the then current fiscal year, and continuation through the date of termination of all stock ownership, purchase and option plans and insurance and other benefit plans. In the event of a termination giving rise to benefits under the agreements, the applicable Named Executive will be entitled to payment of a lump sum amount equal to 2.99 times the sum of (i) his then annual base salary, computed at 12 times his then current monthly pay and (ii) his full year position par bonus for the then current fiscal year, subject to all applicable federal and state income taxes, together with payment of a gross-up amount to provide for applicable federal excise taxes in the event such lump sum and all other benefits payable to the Named Executive constitute an "excess parachute payment" under the Internal Revenue Code. The Corporation is required to maintain in full force and effect until the earlier of (i) two years after the date of any termination which gives rise to benefits under any of the agreements and (ii) commencement by the Named Executive of full-time employment with a new employer, all insurance plans and arrangements in which the Named Executive was entitled to participate immediately prior to his termination in a manner which would give rise to benefits under his agreement, provided that if such participation is barred, the Corporation will be obligated to provide substantially similar benefits. In the event of any termination giving rise to benefits under the agreements, the Corporation is required to credit the applicable Named Executive with three years of benefit and credited service in addition to the total number of years of benefit and credited service the Named Executive accrued under the USG Corporation Retirement Plan. See "Retirement Plans" below. If the Named Executive has a total of less than five years of credited service following such crediting, he nonetheless will be treated as if he were fully vested under that Plan, but with benefits calculated solely on the basis of such total benefit service.

     The Corporation is obligated to pay to each Named Executive all legal fees and expenses incurred by him as a result of a termination which gives rise to benefits under his agreement, including all fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under such agreement. No amounts are payable under such agreements if the Named Executive's employment is terminated by the Corporation for "cause" or if the Named Executive terminates his employment and "good reason" does not exist.

     The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits payable under such agreements. Immediately upon any change in control, the Corporation may deposit with the trustee under such trust an amount reasonably estimated to be potentially payable under all such agreements, taking into account any previous deposits. In the event that the assets of such trust in fact prove insufficient to provide for benefits payable under all such agreements, the shortfall would be paid directly by the Corporation from its general assets.

Retirement Plans

     The following table shows the annual pension benefits on a straight-life annuity basis for retirement at normal retirement age under the terms of the Corporation's contributory retirement plan (the "Retirement Plan"), before the applicable offset of one-half of the primary social security benefits at time of retirement. The table has been prepared for various compensation classifications and representative years of benefit service under the Plan. Each participating employee contributes towards the cost of his or her retirement benefit. Retirement benefits are based on the average rate of annual covered compensation during the three consecutive years of highest annual compensation in the ten years of employment immediately preceding retirement. Participants become fully vested after five years of continuous credited service.


                              Retirement Plan Table

     Covered                                      Years of Benefit Service
                     ----------------------------------------------------------------------------------
  Compensation           20                 25                30                 35                40
  -------------      ----------         ----------        ----------         ----------          ------

   $   200,000       $  64,000          $ 80,000          $  96,000          $112,000          $ 128,000
       400,000         128,000           160,000            192,000           224,000            256,000
       600,000         192,000           240,000            288,000           336,000            384,000
       800,000         256,000           320,000            384,000           448,000            512,000
     1,000,000         320,000           400,000            480,000           560,000            640,000
     1,200,000         384,000           480,000            576,000           672,000            768,000
     1,400,000         448,000           560,000            672,000           784,000            896,000
     1,600,000         512,000           640,000            768,000           896,000          1,024,000


     The Named Executives participate in the Retirement Plan. The full years of continuous credited service of the Named Executives at December 31, 1996 (except for Mr. Connolly, who retired April 1, 1996 with 37 years of continuous credited service) were as follows: Mr. Foote, 13; Mr. O'Bryan, 38; Mr. James, 23; Mr. Pendexter, 39; and Mr. Leisten, 21. Compensation under the Retirement Plan includes salary and cash incentive compensation for the year in which payments are made.

     Pursuant to a supplemental retirement plan, the Corporation has undertaken to pay any retirement benefits otherwise payable to certain individuals, including the Named Executives, under the terms of the Corporation's contributory Retirement Plan but for provisions of the Internal Revenue Code limiting amounts payable under tax-qualified retirement plans in certain circumstances. The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits under this supplemental plan. Amounts are deposited in this trust from time to time to provide a source of payments to participants as they retire as well as for periodic payments to certain other retirees. In addition, the Corporation has authorized establishment by certain individuals, including Messrs. O'Bryan and Pendexter, of special retirement accounts with independent financial institutions as an additional means of funding the Corporation's obligations to make such supplemental payments.

Director Compensation

     Directors who are not employees of the Corporation are currently entitled to receive a retainer of $6,500 per quarter plus a fee of $1,200 for each Board or Board committee meeting attended, together with reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings. A non-employee director serving as chairman of a committee is entitled to receive an additional retainer of $1,000 per quarter for each such chairmanship. The third quarter retainer is paid in common stock of the Corporation having a value of $6,500 while retainers for the other three quarters, as well as meeting fees and chairmen's retainers, are paid in cash. Additional fees for pre-meeting consultations may be paid as applicable to non-employee directors, the amount of such fees to bear a reasonable relationship to the regular meeting fee of $1,200 and the customary length of a meeting of the Board committee involved. No director of the Corporation has received any compensation of any kind for serving as a director while also serving as an officer or other employee of the Corporation or any of its subsidiaries.

     In the past, the Corporation has entered into five-year consulting agreements with retiring non-employee directors who had specified minimum periods of service on the Board. Those agreements continued the annualized retainer which was in effect in each instance at the time of retirement from the Board in return for an undertaking to serve in an advisory capacity and to refrain from any activity in conflict or in competition with the Corporation. The Board has determined to discontinue to offer such agreements in the future in conjunction with its on-going examination of non-employee director compensation.


                COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

     The Compensation and Organization Committee of the Board of Directors (the "Committee"), which is composed entirely of independent, non-employee directors, has overall responsibility for the Corporation's executive compensation programs. The Committee or a subcommittee thereof approves the policy and design of all compensation plans covering executive officers and approves performance goals, position values, base salary ranges and increases, incentive opportunity awards and payouts, stock-based awards and related executive compensation issues.

     The Corporation's executive compensation strategy has been designed to reward executives who plan and lead the Corporation in achieving its financial and strategic business objectives. Accordingly, executive compensation programs are developed and administered to promote the linkage of pay to corporate performance and the alignment of the interests of the Corporation's executives with that of its stockholders. This philosophy encompasses the following guiding principles:

     1. A significant portion of the total compensation opportunity is variable and dependent upon the Corporation's annual and long-term business and financial performance.

     2. Compensation programs are designed to drive and reinforce the attainment of short-term operational objectives through annual incentive cash awards and longer range strategic initiatives through a long-term equity program.


     3. The programs provide overall compensation opportunities that are at competitive levels with comparably sized industrial companies. Compensation levels are increased when established performance goals are exceeded and reduced when established targets are not achieved.

     The components of the Corporation's executive compensation program are comprised of base salary, annual incentive cash awards and a long-term equity program.

     Each year, the Committee conducts a comprehensive evaluation of the Corporation's executive compensation programs. For 1996, the Committee compared the Corporation's salary and cash incentive programs to those of a peer group of approximately 600 participants representing 350 industrial organizations as well as to a smaller group of approximately 115 industrial companies with similar annual revenues ($1 billion to $3 billion) that represent the Corporation's direct competition for executive talent. The Corporation had net sales of $2.59 billion for the year ended December 31, 1996. The Committee also reviewed annualized option grant values of a peer group of over 300 industrial organizations. (The peer groups reviewed for compensation purposes are significantly broader than the Building Materials Group used in the graph of cumulative stockholder return included in this proxy statement, with any overlapping coincidental. The former groups are utilized to assess compensation practices and trends among industrial enterprises generally and comparably sized companies with which the Corporation competes for executive talent specifically, while the latter group was selected to reflect business compatibility in stockholder return comparisons.) In addition, the Committee considers recommendations from the Corporation's Human Resources Department which works closely with independent compensation consultants. In reviewing the compensation of executives other than the Chief Executive Officer, the Committee also considers the Chief Executive Officer's counsel and recommendations.

Base Salaries

     Prior to 1997, salary ranges were established for each position, and the amount and timing of individual executive salary increases varied based upon performance rating and contribution, current salary relative to midpoint for the established salary range, career progress and the annual salary budget allotment.

     In September 1996, the Committee determined to institute the use of internal market rates, in lieu of salary ranges, as managing points for the base salaries of the 20 most senior executive positions, beginning in 1997. The Committee believed that the change, due to the uniqueness of the applicable positions, would enhance flexibility in executive salary administration. External market rates for each of the positions at the approximate 60th percentile of salaries for comparable positions were determined using survey data from independent compensation consultants. An internal market rate was then established for each position either at, below or above the external rate based on relevant internal factors including impact on the Corporation and relative scope of the position. Internal market rates for all applicable positions will be reviewed by the Committee annually and adjusted, if warranted by personal performance, job description and external market rates, as of a common date.

Annual Incentive Cash Awards

     The Corporation's executive officers are eligible for annual incentive cash awards under the provisions of the Annual Management Incentive Program established under the Corporation's Management Performance Plan ("MPP") approved by the stockholders in 1988. Annual incentive cash awards for 1997 and subsequent years will be made under the Omnibus Management Incentive Plan described in Item 2 later in this proxy statement, assuming approval of such Plan by stockholders at the annual meeting. Approximately 235 officers and managers with position values above a specified threshold were eligible to participate in the program in 1996. The program provides for cash awards based upon the achievement of established, quantifiable operational and financial objectives designed to enhance the Corporation's overall performance. A lesser incentive award is paid for goal achievement above threshold but below target and an increased incentive award is paid for goal achievement above target. Each Named Executive has an annual incentive opportunity (target) which is expressed as a percentage of the midpoint of annualized position values and varies with the participant's level of management accountability. Program measurements for 1996 were based upon an income goal and a working capital management goal (based on improvement in average monthly net working capital (net accounts receivable plus FIFO inventory minus accounts payable)) as a percent of net sales over year-end 1995. Improvement or decline in working capital results in an adjustment factor, either upward or downward, being applied to the basic income goal achievement. A third step in the award calculation provides for an adjustment, either upward or downward, for personal performance (except in the case of the nine most senior executives, including the Named Executives), to determine an annual management incentive award. Maximum awards are capped at 200% of target. Annual goals are reviewed and approved by the Committee. Awards are approved by the Committee following its written certification of goal attainment and are payable in cash. Corporate goal achievement for 1996 resulted in awards averaging 113.2% of target to the Named Executives.


Long-Term Equity Program

     The Corporation's 1995 Long-Term Equity Plan authorized 900,000 shares of Common Stock (equal to approximately 2% of the number of shares of Common Stock then outstanding), together with shares becoming available for grant again as a result of forfeitures of awards made under the MPP, to be reserved for future issuance in conjunction with stock options. Options for 359,500 shares were granted in 1996 to 61 executives and senior managers, in each case at an exercise price equal to market value on the date of grant. These options generally become exercisable in full on the second anniversary of the date of the grant. In determining individual award levels of such grants to executive officers, the Committee considered a number of objective factors, such as survey data with respect to award multiples among comparably sized corporations, and a number of subjective factors, including the individual's assigned position value, anticipated career path and performance rating. The Committee also considered survey data indicating that annualized option grant values overall as a multiple of base salary ranked in the approximate 40th percentile of surveyed companies.

     The 19 most senior executives and managers received a portion approximating 25% of their 1996 long-term equity grants in the form of performance-based restricted stock which is subject to risk of forfeiture after three years based on performance in relation to the cumulative shareholder returns of a peer group of 21 building materials companies. A shareholders return (including reinvestment of dividends) for the Corporation at the 70th percentile or better of the peer group is required for a 100% pay-out, with smaller percentile returns resulting in lower pay-outs and no pay-out for shareholder return below the 40th percentile.


Limitations On Compensation Deductibility

     The  Committee  has  reviewed  the  effect on the  Corporation's  executive compensation programs of recent amendments to the Internal Revenue Code, including implementing regulations and transitional rules, limiting the deductibility of annual covered compensation in excess of $1 million in any year by the Corporation paid to its chief executive officer and the four other most highly compensated executive officers for such year. Based upon such review, the Committee believes that compensation to any such executive officer in 1996 from
(i) annual incentive cash awards for that year, or (ii) in connection with exercises of stock options, will be deemed performanced-based and exempt from the calculation of covered compensation subject to the deductibility limitation. The Committee also believes that there is no practicable action that could be taken to qualify regular salaries or other likely annual compensation for such exemption under the applicable provision of the Internal Revenue Code as currently in effect.


                 The Chief Executive Officer's 1996 Compensation

     In 1996, the compensation for William C. Foote consisted principally of (i) salary of $500,000; (ii) a 1996 annual incentive cash award of $477,593; and
(iii) long-term incentive compensation consisting of (a) a grant of a non-qualified stock option for 35,000 shares of Common Stock, and (b) a grant of performance-based restricted stock for 15,000 shares of Common Stock. William C. Foote became the Chief Executive Officer on January 1, 1996, and was named Chairman on April 1, 1996, upon Mr. Connolly's retirement.


Base Salary

     Mr. Foote's base salary for 1996 was approved by the Committee in November 1995 with effect as of January 1, 1996, in contemplation of Mr. Foote becoming the Chief Executive Officer on January 1, 1996, and the Chairman of the Board of Directors on April 1, 1996. The Committee set Mr. Foote's base salary at an annual rate of $500,000, an increase of $100,000 over the base salary effective on September 1, 1995. Following such increase, Mr. Foote's base salary ranked in the 25th percentile of the survey group. No action was taken with respect to his base salary in 1996. In determining Mr. Foote's base salary, the Committee considered the base salaries of chief executive officers of comparably sized industrial companies, the Corporation's strong operating performance in 1995, and Mr. Foote's individual performance. Corporation performance in 1995 was reflected in a 6.7% increase in net sales over the prior year and an 83% increase in operating profitability. Mr. Foote's individual performance included assumption of the Corporation's principal executive position and leadership in development of strategic plans, debt reduction and legal affairs.


Annual Management Incentive Plan

     Mr. Foote's 1996 Annual Management Incentive Program award was determined on the basis of the Corporation's overall achievement versus previously determined goals described earlier in this report. Mr. Foote's 1996 annual incentive opportunity (target) was expressed as 65% of the midpoint of his annualized position value ($649,080). The corporate goal achievement for 1996 described earlier in this report resulted in an award of 113.2% of par ($477,593) to Mr.
Foote.


Long-Term Compensation

     Mr. Foote's long-term compensation in 1996 was provided by: (a) the grant of a non-qualified stock option for 35,000 shares of Common Stock; and (b) the grant of performance-based restricted stock for 15,000 shares of Common Stock described earlier. These grants were upon the same terms, and involved the Committee's consideration of the same factors, described earlier in this report with respect to all 1996 grants. The Committee also considered survey data indicating that Mr. Foote's annualized grant value as a multiple of base salary ranked in the approximate 45th percentile of values among surveyed companies.

     The Committee believes that the Corporation's executive compensation program provides competitive opportunities for executives who contribute to the success of the Corporation in achieving its financial and strategic business objectives. In 1996, the Named Executives received approximately 45% of their compensation from corporate performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to corporate performance and to monitor the effectiveness of the program, and the Committee will institute changes as it deems appropriate to promote policy goals.

     This  report  is  submitted  by  the  members  of  the   Compensation   and
Organization Committee:


         DAVID W. FOX, CHAIRMAN
         ROBERT L. BARNETT
         KEITH A. BROWN
         W. H. CLARK
         JOHN B. SCHWEMM
         JUDITH A. SPRIESER

                               PERFORMANCE GRAPH

     The following graph and table depict the cumulative total stockholder returns following an assumed investment of $100 in shares of the Corporation's Common Stock for the periods of December 31, 1991 through May 6, 1993 (the effective date of the Prepackaged Plan) and May 7, 1993 through December 31, 1996 (subsequent to consummation of the Prepackaged Plan and emergence from bankruptcy). All shares of common stock, $0.10 par value per share, outstanding on May 6, 1993 ("Old Common Stock") were subject to a 50 to one reverse stock split on that date pursuant to the Prepackaged Plan. Following the issuance of Common Stock to subordinated debt holders in exchange for such debt pursuant to the Prepackaged Plan, holders of Old Common Stock held approximately 3% of the Common Stock outstanding on May 7, 1993. Also presented below for comparison are the cumulative total stockholder returns of a like assumed investment and the reinvestment of all dividends for the same periods in each of the Standard and Poor's 500 Index (the "S&P 500") and a peer group of companies in the building materials industry selected by the Corporation for purposes of comparison and described more fully below (the "Building Materials Group").

                            December 31,                                                         December 31.
                          ----------------                                       ----------------------------------------
                                                   May 6,         May 7,
                          1991        1992         1993           1993           1993        1994         1995       1996
                          ----        ----         ----           ----           ----        ----         ----       ----

USG Corporation           $100         $35           $17           $100          $244        $163         $250       $282
S&P 500                    100         108           110            100           107         109         149        164
Building                   100         121           131            100           112         97          131        152
Materials Group

All amounts rounded to nearest dollar.

     The Building Materials Group selected by the Corporation for the Performance Graph above is comprised of 21 publicly traded companies in the building materials industry. The Building Materials Group also comprised the Building Materials Index identified by Value Line Publishing, Inc., as of December 31, 1994, and was utilized in the Corporation's Performance Graph in its 1995 proxy statement. The companies included in the Building Materials Group are: Ameron, Inc., Apogee Enterprises, Inc., Armstrong World Industries, Inc., Bird Corp., Butler Manufacturing Co., Crane Co., Elcor Corp., Fluor Corp.,
International Aluminum Corp., Jannock, Ltd., Justin Industries, Masco Corp., Morgan Products, Ltd., Morrison Knudsen Corp., Owens-Corning, Perini Corp., Ply-Gem Industries, PPG Industries, Inc., Schuller Corp., Thomas Industries, Inc., and TJ International, Inc.

            ITEM NO. 2--APPROVAL OF OMNIBUS MANAGEMENT INCENTIVE PLAN

     The Board of Directors believes that the continued success of the Corporation depends on its ability to attract, retain and motivate key employees. Accordingly, the Compensation and Organization Committee of the Board of Directors and its Grants and Awards Subcommittee (collectively, the "Committee"), have reviewed the Corporation's annual and long-term incentive compensation programs for key employees and recommends that stockholders approve the Omnibus Management Incentive Plan (the "Plan"). The Plan continues many of the features of the Management Performance Plan and the 1995 Long-Term Equity Plan which were approved by stockholders in 1988 and 1995, respectively. In addition, in order for payment of certain incentive awards made under the Plan to be deductible by the Corporation under the current provisions of the Internal Revenue Code, they must be paid under such a plan following stockholder approval.

     The principal features of the Plan and of the annual and long-term incentive programs which the Committee has adopted or is expected to adopt to implement the Plan are described below. The full text of the Plan is annexed hereto as Exhibit A and should be referred to for a complete description of its provisions.

     Generally. The Plan provides for the grant of various types of annual and long-term incentive awards to key employees, consistent with the objectives and limitations of the Plan. These awards include (i) annual incentive awards in the form of cash, stock or a combination thereof for the achievement of annual performance objectives, and (ii) long-term incentive awards in the form of options to purchase shares of Common Stock, including performance options and incentive stock options, stock appreciation rights, performance units and grants of restricted stock and deferred stock. If approved by stockholders, it is anticipated that the first awards of long-term equity incentives under the Plan will be made in early 1998. Stockholder approval would also qualify portions of the Corporation's annual incentive program for 1997 for deductibility under the Internal Revenue Code as described in the first paragraph of this Item.

     Administration. The Plan vests broad powers in the Committee to administer and interpret the Plan. The Committee shall consist of two or more members of the Board of Directors who are considered "outside directors" and "non-employee directors" for the purposes of the Internal Revenue Code and the Securities Exchange Act of 1934, respectively.


     The Committee's powers include authority, within the limitations set forth in the Plan, to select the persons to be granted awards, to determine the type, size and term of awards, to determine the time when awards will be granted and any conditions for receiving awards, to establish objectives and conditions for earning awards, to determine whether such conditions have been met and whether payment of an award will be made at the end of an award period, or at the time of exercise, or deferred, to determine whether payment of an award should be reduced or eliminated, and to determine whether such awards should be intended to qualify, regardless of their amount, as deductible in full for federal income tax purposes.

     Eligibility to Receive Awards. Key employees of the Corporation and its division, subsidiaries and affiliates are eligible to be granted awards under the Plan. It is expected that officers, managers and key employees of the Corporation and its division and subsidiaries, a group now consisting of approximately 250 persons, will be paid annual incentive awards in 1998 and thereafter for the achievement of annual performance objectives established by the Committee at the time award grants were determined. It is also expected that a group of approximately 100 officers, managers and key employees will be eligible for grants of long-term equity awards under the Plan. The Committee may also grant awards to non-executive employees who are in a position to contribute to the success of the Corporation. Because the number of executives may change and because the selection of additional participants is discretionary, it is impossible to determine the exact number of persons who will be eligible for awards under the Plan during its term.

     Awards. The Plan provides for annual incentive awards and for grants of stock options and performance-based restricted stock. In addition, the Committee has the discretion to grant incentive stock options, stock appreciation rights, performance units, time-vested restricted stock and deferred stock under the Plan. The terms of these various awards are discussed below.

     Annual Incentive Awards. Annual incentive awards may be paid in the form of cash, stock or a combination thereof for the achievement of corporate and/or individual annual performance objectives. The Committee may determine to offer award recipients an election to defer award payments subject to administrative procedures established by the Committee.

     Stock Options. The Plan provides for regular grants of stock options, and for supplemental pro rata grants of stock options to certain participants who are promoted or newly hired during the vesting period for a regular grant.

     Under the Plan, the purchase price per share of Common Stock covered by each stock option shall be at least equal to the market value of a share of Common Stock on the date of grant. Individual agreements for stock option grants provide that the term for exercise of a stock option may not exceed 10 years from the date of grant. Such agreements will also provide that, at any time prior to the time at which an option is exercised, the Committee may, without the consent of the holder, cancel the option and pay to the holder the difference between the exercise price and the market value of the shares covered by the option.

     Other Awards. As indicated above, the Committee may also make other types of awards, including incentive stock options, stock appreciation rights, performance units, restricted stock grants and deferred stock grants, although the value of incentive stock options and stock appreciation rights awarded pursuant to the Plan would be based on the market value of Common Stock on the date of grant.

     Performance Awards. The payment of any annual incentive award or the full and/or partial vesting of any performance units award or any restricted stock or deferred stock grant that is intended to qualify in full as deductible by the Corporation for federal tax purposes will occur only upon the attainment by the Corporation of financial targets established at the time the award is made. These targets shall be established by the Committee and shall be based on one or more of the following performance measures: corporate earnings, earnings per share, return onestment, return on net assets, total shareholder return, division or subsidiary earnings, market value added, economic value added, sales, unit volume, margins, cost reduction, market share, working capital management, and project execution.

     Shares of Common Stock Subject to the Plan. The aggregate number of shares of Common Stock which may be the subject of awards under the Plan may not exceed 1,650,000 shares, of which not more than 550,000 shares of Common Stock may be the subject of awards in any calendar year. In the event of any change in outstanding Common Stock by reason of a split, stock dividend, merger or similar event, such equitable adjustment shall be made in the Plan and awards as shall be deemed necessary by the Committee.

     Individual Maximum. Under the Plan, no participant may receive (i) annual incentive awards having an aggregate value in excess of the lesser of (y) $1 million, or (z) two times such participant's base salary at the commencement of the relevant performance period, or (ii) long-term incentive awards which would result in his or her receiving more than 20% of the maximum number of shares available for award under the Plan.

     Assignment. Unless the Committee shall specifically determine otherwise, no award under the Plan shall be assignable or transferable.

     Death, Disability, Retirement or Termination. Generally, in the event of the death, disability or, with the approval of the Committee, early retirement of a holder of stock options, such options shall become exercisable in full and remain exercisable during the shorter of the five-year period following such event or the remaining term of the options. Generally, if any participant shall cease to be an employee for any reason other than death, disability or approved early retirement, the participant's rights to any unvested award shall terminate.

     Amendment and Termination. The Committee may amend or terminate the Plan so long as such action does not adversely affect any rights or obligations with respect to awards already outstanding under the Plan. Unless the shareholders shall have first approved thereof, no amendment of the Plan may increase the maximum number of shares which can be delivered under the Plan or to any one individual, extend the maximum period during which awards may be granted under the Plan, change the performance goal, if any, pursuant to which an award is to be earned, or modify the requirements as to eligibility for participation in the Plan. The Committee may amend outstanding agreements evidencing awards under the Plan from time to time, consistent with the Plan. No long-term incentive awards may be made under the Plan after December 31, 2007, and no annual incentive awards may be made under the Plan after March 31, 2008.

     Change in Control Provisions. The Plan provides that in the event of a change in control (i) all stock options and tandem stock appreciation rights will become immediately exercisable; (ii) the restrictions and deferral limitations applicable to outstanding restricted stock, deferred stock and other awards will lapse and the shares in questions will fully vest; (iii) all performance criteria for full exercisability of stock options and tandem stock appreciation sights and full release or issuance of restricted and deferred stock will be deemed satisfied; and (iv) the value of all outstanding options and other awards under the Plan, unless otherwise determined by the Committee, will be cashed out on the basis of the highest price paid (or offered) during the preceding 60-day period, as determined by the Committee. In addition, at any time prior to or after a change in control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate. Change in control is defined in the Plan generally as (i) the acquisition by a person or group on more than 20% of the combined voting power of the Corporation's securities, (ii) a change in the membership of the Board of Directors during any 24-month period other than by reason of death resulting in a change in the majority of the Board, or (iii) the approval by the stockholders of the Corporation of a transaction involving the acquisition of the Corporation by a non-affiliated entity.

     Federal Tax Consequences. Under the Internal Revenue Code as currently in effect, annual incentive awards will be taxed as ordinary income at the time of payment, and the Corporation will be entitled to a deduction for such awards at the time of payment. A grant under the Plan of stock options, including performance options, would have no federal income tax consequence. Upon exercise under the Plan of a stock option or performance option that is not qualified as an incentive stock option under applicable federal tax regulations, the excess of the fair market value of the stock at the date of exercise over the exercise price is taxable to a participant as ordinary income. A recipient of restricted stock generally will be subject to tax at ordinary income rates on the excess of the fair market value of the restricted stock over its purchase price, if any, at the time the stock is no longer subject to forfeiture. All amounts taxable to employees under the Plan in respect of stock options or restricted stock are deductible by the Corporation as compensation. Upon a sale of Common Stock acquired under the Plan, the participant realizes long- or short-term gain or loss, and the Corporation receives no further deduction.

     Additional Information. Reference should be made to the sections captioned "Summary Compensation Table," "Option/SAR Grants in Last Fiscal Year" and "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" at pages 12 through 14 of this proxy statement, for detailed information on stock option awards to certain executive officers during the three most recent fiscal years.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR this resolution.

     The affirmative vote of the holders of a majority of the shares represented at the meeting is required for adoption of this proposal. In the event the stockholders do not approve the Plan, the Committee will consider such other forms of incentive compensation, including the payment of cash, that may or may not be deductible for federal income tax purposes, as it shall deem necessary in order for the Corporation to remain competitive in the recruitment and retention of qualified executive personnel.


                                NEW PLAN BENEFITS

     The benefits that will be received by or allocated to each Named Executive, all current executives as a group, and all other current employees as a group under the Omnibus Management Incentive Plan, or that would have been received by or allocated to such persons if such Plan had been in effect in 1996 cannot be determined. Non-executive directors will not be eligible to participate in the Omnibus Management Incentive Plan.



                   ITEM NO. 3--RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, Chicago, Illinois, has examined the financial statements of the Corporation for many years. The following resolution will be presented at the meeting to ratify the appointment by the Audit Committee of the firm of Arthur Andersen LLP, as independent public accountants, to examine the financial statements of the Corporation for the current year ending December 31, 1997, and to perform other appropriate accounting services.

          RESOLVED: That the appointment by the Audit Committee of the Board of Directors of Arthur Andersen LLP as independent public accountants of the Corporation for the current year ending December 31, 1997, is hereby ratified, approved, and confirmed.

     The Corporation has been advised by Arthur Andersen LLP that no member of the firm has any financial interest, either direct or indirect, in the Corporation, nor has any connection with the Corporation in any capacity other than that of public accountants. A member of Arthur Andersen LLP will be present at the meeting to answer questions by stockholders and will have the opportunity to make a statement if he or she so desires.

     If the stockholders do not ratify the appointment of Arthur Andersen LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR this resolution.

     The affirmative vote of the holders of a majority of the shares represented at the meeting is required for adoption of this resolution.


                             ADDITIONAL INFORMATION

     The Corporation will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, directors, officers, and regular employees of the Corporation may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. The Corporation has retained Kissel-Blake Inc. to assist in this solicitation at a fee of $9,000 plus reimbursement of normal expenses. The Corporation also will reimburse upon request all brokers and other persons holding shares for the benefit of others for their reasonable expenses in forwarding proxies and accompanying material to the beneficial owners of such shares and in obtaining authorization from such beneficial owners to give proxies.

     The Board of Directors does not know of any matter that will be presented for action at the annual meeting other than the matters identified in this proxy statement. If any other matter is presented for such action, the individuals named in the proxy solicited by the Board of Directors intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

     Proposals of stockholders intended to be presented at the next annual meeting in May, 1998, must be received by the Corporate Secretary, USG Corporation, 125 South Franklin Street, Chicago, Illinois 60606-4678, no later than December 1, 1997, for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals also must meet other requirements under applicable federal securities laws and regulations relating to stockholders' proposals.

                                     By order of the Board of Directors

                                     /s/  Dean H. Goossen
                                     --------------------
                                     Dean H. Goossen,
                                     Corporate Secretary






Dated:  March 28, 1997

                                    EXHIBIT A

                                 USG CORPORATION

                        Omnibus Management Incentive Plan

1.    Purpose.

      The purposes of the Omnibus Management Incentive Plan (the "Plan") are to provide both short-term and long-term incentives to those persons with significant responsibility for the success and growth of USG Corporation and its subsidiaries, divisions and affiliated businesses (the "Corporation"), to assist the Corporation in attracting and retaining key employees on a competitive basis, and to associate the interests of such employees with those of the Corporation's shareholders. The Plan replaces the Corporation's 1995 Long-Term Equity Plan (the "1995 Plan") and Management Performance Plan (the "MPP") which will be discontinued without prejudice to prior grants and awards thereunder.

2.    Administration of the Plan.

      The Plan shall be administered by the Compensation and Organization Committee (or a subcommittee thereof) of the Board of Directors of the Corporation (the "Committee"). The Committee shall consist of two or more members of the Board of Directors who are considered "outside directors" and "non-employee directors" for purposes of Section 162(m) of the Internal Revenue Code and Rule 16b-3 as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, respectively.

      The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the type, size and terms of awards to be made to each employee selected, to determine the time when awards will be granted and any conditions which must be satisfied by employees before an award is made, to establish objectives and conditions for earning awards, to determine whether such conditions have been met and whether awards will be paid at the end of the award period, or when the award is exercised, or deferred, to determine whether payment of an award should be reduced or eliminated, and to determine whether such awards should qualify, regardless of their amount, as deductible in their entirety for federal income tax purposes.

      The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its businesses the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Corporation, its shareholders and any person receiving an award under the Plan.

3.    Eligibility.

      Officers and other key employees of the Corporation and its divisions, subsidiaries and affiliates who are responsible for or contribute to the growth and success of the Corporation are eligible to be granted awards under the Plan, provided, however, that annual incentive awards and incentive stock options may only be granted to employees of the Corporation or its divisions and subsidiaries.

4.    Annual Incentive Awards

      The Corporation shall provide annual incentive compensation opportunities to eligible employees based on target compensation levels and on financial and operational results of the Corporation. The Committee may grant incentive awards to individual employees based on achievement of corporate and/or individual annual performance objectives. The full and/or partial payment of any such annual incentive award that is intended to qualify in full as deductible by the Corporation for federal income tax purposes will occur only upon certification by the

Committee of the attainment by the Corporation or applicable division, subsidiary or business unit of a performance goal or goals established by the Committee at the time the award is made. These goals shall be based on one or more of the following: corporate earnings, return on investment, return on net assets, total shareholder return, division, subsidiary or business unit earnings, market value added, economic value added, sales, unit volume, margins, cost reduction, market share, working capital management, and project execution. Annual incentive awards may be in the form of cash payments, stock awards or a combination thereof, provided, however, that the aggregate value of an annual incentive award to an individual may not exceed the lesser of (i) $1 million, or
(ii) two times such individual's base salary at the commencement of the relevant annual performance period. The recipient of an annual incentive award may be given an election to defer payment of an award subject to deferral opportunities and administrative procedures established by the Committee.

5.    Long-Term Awards.

      (a) Types. Long-term awards under the Plan include stock options, including performance options and incentive stock options, stock appreciation rights, performance units, restricted stock and deferred stock.

          (i) Stock Options. Stock options are rights to purchase shares of the Corporation Common Stock, $0.10 par value ("Common Stock"), at a fixed price for a specified period of time. The purchase price per share of Common Stock covered by a stock option awarded pursuant to this Plan, including any performance or incentive stock option, shall be equal to or greater than the market value of a share of Common Stock on the date the stock option is awarded. The Committee may determine that a portion of any stock option awards to select executives shall be deemed performance options in which the number of shares for which they are ultimately exercisable shall be determined by the attainment by the Corporation or applicable division, subsidiary or business unit of a predetermined performance goal or goals, as certified by the Committee, over a period established by the Committee.

          (ii) Stock Appreciation Rights. Stock appreciation rights are rights to receive the difference between the fair market value of a share of Common Stock on the grant date and the fair market value of a share of the Corporation Common Stock on the date the stock appreciation right vests.

          (iii) Performance Units. Performance units are rights to receive up to 100% of the value of a specified number of shares of Common Stock as of the date of grant, which value may be paid in cash or Common Stock, without payment of any amounts to the Corporation, provided predetermined performance goals are met during the term of the award.

          (iv)Restricted Stock and Deferred Stock. Restricted Stock awards are grants of shares of Common Stock that may not be sold or transferred by the grantee for a period of time determined by the Committee. Deferred Stock awards are non-transferable rights to receive shares of Common Stock without any payment to the Corporation in one or more installments at a future date or dates, as determined by the Committee.

      (b) Performance Goals. The full and/or partial vesting of any performance option, restricted stock or deferred stock award or payment of any performance units award that is intended to qualify in full as deductible by the Corporation for federal income tax purposes will occur only upon certification by the Committee of the attainment by the Corporation or applicable division, subsidiary or business unit of a performance goal or goals established by the Committee at the time the award is made. These goals shall be based on one or more of the following: corporate earnings, return on investment, return on net assets, total shareholder return, division or subsidiary earnings, market value added, economic value added, sales, unit volume, margins, cost reduction, market share, working capital management, and project execution.


      (c) Supplemental Awards. Participants who are newly hired or promoted during the vesting period for stock options or during the first two years of the award period for performance-based awards may be granted supplemental or pro rata grants of such stock options or performance-based awards.


      (d) Maximum Awards. An employee may be granted multiple long-term awards under the Plan but no one employee may be granted, in the aggregate, awards which would resulting in his or her receiving in the aggregate during the term of the Plan, more than 20% of the maximum number of shares available for award under the Plan.

6.    Shares on Stock Subject to the Plan.

      The number of new shares of Common Stock reserved for issuance under the Plan is 1,650,000, of which not more than 550,000 shares of Common Stock may be the subject of awards in any calendar year, together with such shares of Common Stock that are subject to any award under the 1995 Plan or the MPP that expires or is otherwise terminated or forfeited without payment by the Corporation with respect thereto, which shall thereupon become available for awards under the Plan (as of March 19, 1997, the amount of shares of Common Stock reserved for issuance in connection with outstanding awards under the 1995 Plan and the MPP were 927,050 and 1,929,915, respectively). Shares that are subject to any award under the Plan that expires or is otherwise terminated or forfeited without any payment of Common Stock to the participant shall again be available for awards under the Plan. All shares available for awards under the Plan are subject to adjustment, if appropriate, pursuant to Section 8 hereof.

7.    Deferred Payments.

      The Committee may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Common Stock or a combination thereof, shall be deferred. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion.

8.    Dilution and Other Adjustments.

      In the event of any change in the outstanding shares of Common Stock by reason of any split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, such equitable adjustments shall be made in the Plan and the award thereunder as the Committee determines are necessary and appropriate, including, if necessary, an adjustment in the maximum number or kind of shares subject to the Plan or which may be or have been awarded to any participant. Such adjustment shall be conclusive and binding for all purposes of the Plan.

9.    Effective Date, Amendments and Termination.

     (a) Effective Date. The Plan shall become effective on the date it is approved by the Corporation's shareholders.

      (b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

      Unless the shareholders of the Corporation shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum number of shares of Common Stock which may be delivered under the Plan or to any one individual, except to the extent such amendment is made pursuant to Section 8 hereof, extend the maximum period during which awards may be granted under the Plan, change the performance goal, if any, pursuant to which an award is to be earned, or modify the requirements as to eligibility for participation in the Plan.

      With the consent of the employee affected, the Committee may amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan.

      (c)  Termination.  No  awards  of  stock  options,   performance  options,
incentive stock options, stock appreciation rights, performance units, restricted stock or deferred stock shall be made under the Plan after December 31, 2007. No annual incentive awards shall be made under the Plan after March 31, 2008.

10.   Change in Control Provisions.

     (a) Impact of Event.  In the event of a "Change in  Control"  as defined in
Section 10(b) the following acceleration and valuation provisions shall apply.

          (i) Any stock appreciation rights and any stock options awarded under the Plan not previously exercisable shall become fully exercisable, and all performance criteria for full exercisability shall be deemed satisfied.

          (ii) The restrictions and deferral limitations applicable to any restricted stock and deferred stock shall lapse and such shares shall be deemed fully vested, and all performance criteria for full release of restriction or issuance shall be deemed satisfied.

          (iii) Any outstanding performance units awards shall be vested and paid out based on the prorated target results for the performance periods in questions, unless the Committee provides prior to any Change in Control for a different payment.

          (iv) The value of all outstanding stock options, stock appreciation rights, restricted stock, deferred stock, and performance units payable in the form of Common Stock, in each case to the extent vested, shall, unless otherwise determined by the Committee in its sole discretion at or after grant but prior to any Change in Control be cashed out on the basis of the "Change in Control Price" as defined in Section 10(c) as of the date such Change in Control is determined to have occurred or such other date as the Committee may determine prior to the Change in Control.

     (b) Definition of "Change in Control." A "Change in Control" means the happening of any of the following:

          (i) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 ("Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Corporation and any subsidiary and any employee benefit plan sponsored or maintained by the Corporation or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), after the effective date of the Plan of securities of the Corporation representing 20 percent or more of the combined voting power of the Corporation's then outstanding securities;

          (ii) When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this
          Section 10(b)(ii); or

          (iii) The approval by the stockholders of the Corporation of a transaction involving the acquisition of the Corporation by an entity other than the Corporation or a subsidiary through purchase of assets, by merger, or otherwise.

     (c) Change in Control Price. For purposes of this Section 10, "Change in Control Price" means the highest price per share paid in any transaction reported on the New York Stock Exchange composite tape, or paid or offered in any bona fide transaction related to a Change in Control of the Corporation at any time during the sixty-day period immediately preceding the occurrence of the Change in Control, in each case as determined by the Committee.

11.   Miscellaneous Provisions.

      (a) Rights as Shareholder. A participant in the Plan shall have no rights as a holder of Common Stock with respect to awards hereunder, unless and until certificates for shares of Common Stock are issued to the participant.

      (b) Assignment or Transfer. Unless the Committee shall specifically determine otherwise, no award under the Plan or any rights or interests therein shall be assignable or transferable by a participant except by will or the laws of descent and distribution.

      (c) Agreements. All long-term awards granted under the Plan shall be evidenced by agreements, and all annual incentive awards granted under the Plan shall be evidenced by an annual incentive award program document, in such form and containing such terms and conditions (not inconsistent with this Plan) as the Committee shall approve.

      (d) Requirements for Transfer. No share of Common Stock shall be issued or transferred under the Plan until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of share of Common Stock made to any participant upon such participant's written undertaking to comply with such restrictions on his subsequent disposition of such shares as the Committee or the Corporation shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

      (e) Withholding Taxes. The Corporation shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards and, with respect to awards paid in stock or upon exercise of stock options, to require the payment (through withholding from the participant's salary or otherwise) of any such taxes. The obligations of the Corporation to make delivery of awards in cash or Common Stock shall be subject to currency or other restrictions imposed by any government.

      (f) No Rights to Awards. Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any of its subsidiaries, divisions or affiliates.

      (g) Cost and Expenses. The cost and expenses of administering the Plan shall be borne by the Corporation and not charged to any award nor to any employee receiving an award.

     (h) Funding of Plan. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of awards under the Plan

PROXY                           USG CORPORATION                           PROXY


       This proxy is solicited on behalf of the Board of Directors for the
                  Annual Meeting of Stockholders - May 14, 1997


The undersigned hereby appoints William C. Foote and Dean H. Goossen and each or any of them, attorneys, with power of substitution and with powers the undersigned would possess if personally present, to vote all stock of the undersigned in USG CORPORATION at the annual meeting of the stockholders of said Corporation in the Sixth Floor Auditorium, The Northern Trust Building, 50 South LaSalle Street, Chicago, Illinois on May 14, 1997 and any adjournment thereof, on the matters shown below and as set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

                    I plan to attend the Annual Meeting. [ ]

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please indicate any change in address. (Continued and to be signed on reverse side.)



                                                  USG CORPORATION
                         PLEASE MARK VOTE IN THE OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  /X/


A vote FOR all nominees and FOR items 2 and 3 is recommended.

1. Election of Directors to serve for a three           For          Withheld        For All Except
year term                                               / /            / /               / /
Nominees: Keith A. Brown, James C. Cotting,
W. Douglas Ford, John B. Schwemm.                                                    -----------------
                                                                                     Nominee Exception

2. Approval of Omnibus Management                       For          Against         Abstain
Incentive Plan.                                         / /            / /             / /

3. Ratification of the appointment of Arthur
Andersen LLP as independent accountants for             For          Against         Abstain
the year ending December 31, 1997.                      / /            / /            / /

4. In their discretion, on any other matter that
may properly come before the meeting.
                                                                                     Dated:                 , 1997



                                                                                     ----------------------------------
                                                                                     Signature
                                                                                     The  signature  above should agree
                                                                                     with the name shown on the Proxy.
                                                                                     Where stock is owned by more than
                                                                                     one person, all owners should sign
                                                                                     the Proxy.


This proxy will be voted as directed or, if no direction is indicated, it will be voted for all candidates named in item 1 and for items 2 and 3.